Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-257654 on Form S-3 and Registration Statement Nos. 333-259211 and 333-231419 on Form S-8 of our report dated March 31, 2021, relating to the financial statements of Greenlane Holdings, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.
/s/ Deloitte & Touche LLP

Boca Raton, Florida
March 31, 2022